Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

AMY SHORE ELECTED TO CRAWFORD & COMPANY® BOARD OF DIRECTORS

Extending the Crawford Board to Three Women and Ten Directors

ATLANTA (June 11, 2025) Crawford & Company® (NYSE: CRD-A and CRD-B) is pleased to announce the appointment of Amy Shore, CPCU, CLU, as an independent director, effective June 6, 2025.

A seasoned C-suite executive with over 30 years of leadership experience in the financial services industry, Shore brings a wealth of expertise in business transformation, customer experience and operational excellence. As chief transformation officer at Nationwide Insurance, Shore led enterprise-wide initiatives focused on sustainable operational improvements. Previously, as chief customer officer, she was responsible for enhancing customer satisfaction and loyalty across a $60B enterprise, overseeing strategy and experience for over 14 million customers across eight business lines.

“We are proud to welcome Amy to our Board of Directors. Her deep understanding of customer-centric innovation and transformation, combined with her proven leadership in regulated industries, makes her an exceptional addition to our board,” says Rohit Verma, president and CEO. “Amy’s insights will be invaluable as we continue to drive Crawford’s envisioned future.”

A recognized thought leader, Shore is a frequent speaker on digital transformation and customer strategy and was a 2023 finalist for 50/50 Women on Boards’ “50 Women to Watch for Boards.” She holds a bachelor’s degree in business administration from Bowling Green State University and has completed executive programs at Northwestern’s Kellogg School and UC Berkeley. She brings to Crawford extensive governance experience. She currently serves as trustee and board chair of Bowling Green State University, and has previously chaired several key committees, including investment, compensation and financial affairs. She also holds board roles with the Columbus Symphony and has previously served with the United Way of Delaware County in Ohio.

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

Jesse C. Crawford Jr., non-executive chair of the board, also expressed enthusiasm about the appointment. "I am excited to welcome Amy to our board. With over 30 years of experience in the P&C industry, her proven track record and strategic acumen will be invaluable as we strive to make Crawford the best company it can be for our clients, employees and shareholders. I look forward to working alongside her and seeing the impact she will undoubtedly make."

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Corporate, Crawford-Investor-News-and-Events

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 7585 901936	+1 470 792 5678
Lynn.Cufley@crawco.uk	katie.cline@us.crawco.com